Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191524 on Form S-3 and Registration Statement Nos. 333-43227, 333-77739, 333-135385, 333-161954 and 333-167452 on Forms S-8 of our reports dated February 13, 2014, relating to the consolidated financial statements and financial statement schedules of Kilroy Realty Corporation and the effectiveness of Kilroy Realty Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Kilroy Realty Corporation for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
June 6, 2014